UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 5, 2018

Verastem, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35403	27-3269467
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

117 Kendrick Street, Suite 500, Needham, MA	02494
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 292-4200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On June 5, 2018, Verastem, Inc. (the “Company”) entered into a license and collaboration agreement (the “Agreement”) with Yakult Honsha Co., Ltd. (“Yakult”), under which the Company granted exclusive rights to Yakult to develop and commercialize products containing duvelisib in Japan for the treatment, prevention, palliation or diagnosis of all oncology indications in humans or animals.

Under the terms of the Agreement, Yakult receives an exclusive right to develop and commercialize products containing duvelisib in Japan under mutually agreed development and commercialization plans at its own cost and expense. Yakult also receives certain limited manufacturing rights, in the event that the Company is unable to manufacture or supply sufficient quantities of duvelisib or products containing duvelisib to Yakult during the term of the Agreement. The Company retains all rights to duvelisib outside of Japan.

Yakult is required to pay the Company an upfront, non-refundable payment of $10 million by early July 2018. The Company is also entitled to receive aggregate payments of up to $90 million if certain development, regulatory and commercial milestones are successfully achieved. Yakult is obligated to pay the Company a double-digit royalty on net sales of products containing duvelisib in Japan, subject to reduction in certain circumstances, and to fund certain global development costs on a pro-rata basis. The Company and Yakult have made customary representations and warranties and have agreed to certain customary covenants, including confidentiality and indemnification.

Unless earlier terminated by either party, the Agreement will expire upon the fulfillment of Yakult’s royalty obligations to the Company for the sale of any products containing duvelisib in Japan, which royalty obligations expire, on a product-by-product basis, upon the last to occur of (a) expiration of valid claims covering such product, (b) expiration of regulatory exclusivity for such product or (c) 10 years from first commercial sale of such product. Yakult may terminate the Agreement in its entirety at any time with 180 days’ written notice. Either party may terminate the agreement in its entirety with 60 days’ written notice for the other party’s material breach if such party fails to cure the breach. The Company may terminate the Agreement if (i) Yakult fails to use commercially reasonable efforts to develop and commercialize products containing duvelisib in Japan or (ii) Yakult challenges any patent licensed by the Company to Yakult under the Agreement. Either party may terminate the Agreement in its entirety upon certain insolvency events involving the other party.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERASTEM, INC.

Date: June 8, 2018	By:	/s/ Daniel Paterson
Daniel Paterson
Chief Operating Officer